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                                                                     EXHIBIT 5.1

                                 July 11, 1997

Heartport, Inc.
200 Chesapeake Drive
Redwood City, CA 94063

Ladies and Gentlemen:

    We have acted as special New York counsel to Heartport, Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") relating to the registration by the Company of
(i) $86,250,000 aggregate principal amount of the Company's 7.25% Convertible Subordinated Notes Due 2004 (the "Notes") and (ii) 2,978,452 shares of common stock, $.001 par value per share (the "Common Stock"), of the Company which may be issued upon the conversion of the Notes, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price. The Notes have been issued under an Indenture dated as of April 15, 1997 (the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee").

    We have examined the Registration Statement and the Indenture which has been filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes have been duly authorized, executed and issued by the Company and constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

    Our opinions set forth above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

    We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

    We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                                   Very truly yours,
                                                   SIMPSON THACHER & BARTLETT